Exhibit 4.28

Registration Rights Agreement Amendment

Reference is made to the Registration Rights Agreement dated November 2, 2015, as amended on November, 30 2017, among KKR & Co. L.P., as predecessor to KKR & Co. Inc., and the persons listed on the signature page thereto (the “Registration Rights Agreement”).

In connection with the exercise by MW Group (GP) Ltd (the “General Partner”) on October 9, 2018 of the Second Put Option (as defined in and contemplated by that certain put and call option agreement, dated September 9, 2015, as supplemented and/or amended on September 9, 2015 and November 30, 2017, among Kappa Holdings Limited (the “Buyer”), KKR Fund Holdings L.P., the General Partner and the persons listed on Schedule 1 thereto (the “Put/Call Option Agreement”)), the parties hereto agree that section 2.1 of the Registration Rights Agreement shall not apply with respect to the Put/Call Registrable Securities (as defined in the Registration Rights Agreement) to be issued in connection with the General Partner’s exercise of the Second Put Option.

This amendment is limited to the matters expressly set forth herein, and except as expressly set forth herein, the provisions of the Registration Rights Agreement remain in full force and effect. The provisions of sections 3.2 through 3.9 and 3.12 through 3.13 (inclusive) of the Registration Rights Agreement are incorporated herein mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of 30 November 2018.

KKR & CO. INC.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Chief Financial Officer

IAN WACE (solely in his role as Covered Persons Representative under the Registration Rights Agreement)

/s/ Ian Wace

[Signature page to Registration Rights Amendment Letter]